Exhibit 4

ESCROW AGREEMENT

This Escrow Agreement dated this 5th day of February, 2015 (the “Agreement”), is entered into by and among Innovus Pharmaceuticals, Inc., a Nevada corporation (“Acquiror”), Novalere Holdings, LLC, a Delaware limited liability company, (“NFP”) (Acquiror and NFP, collectively, the “Parties,” and individually, a “Party”), and Wilmington Trust, National Association, as escrow agent (“Escrow Agent”).

RECITALS

A. Acquiror, Innovus Pharma Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror, Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), Novalere FP, Inc., a Delaware corporation (“Novalere”), and NFP, have entered into an Agreement and Plan of Merger dated as of February 4, 2015 (the “Merger Agreement”), pursuant to which, among other things, (i) Novalere shall be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving corporation in the Merger, and (ii) as merger consideration, Acquiror shall issue to the stockholder of Novalere prior to the Merger shares of Acquiror’s Common Stock, $0.001 par value per share (the “Consideration Shares”), in one or more installments.

B. The Merger Agreement further provides, that a portion of the Consideration Shares to be issued to NFP (the “Escrow Shares”) shall be deposited with the Escrow Agent for a period of 18-months after the closing of the Merger.

C. Escrow Agent has agreed to hold, maintain and distribute the Escrow Shares and their income in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Property. Upon execution and delivery of this Agreement, and from time to time after the execution and delivery of this Agreement and prior to the expiration or termination of this Agreement, Acquiror shall deliver to Escrow Agent one or more certificates (the “Certificates”) representing Escrow Shares and naming NFP as the registered owner thereof (the “Escrow Property”)

Section 1.2. Duties with Respect to the Escrow Property.

(a) Voting of Escrow Shares. NFP, as the registered holder of the Escrow Shares, shall be entitled to exercise all voting rights with respect to such Escrow Shares. The Escrow Agent shall distribute all proxy materials and other documents relating to the Escrow Shares received by the Escrow Agent to NFP, if any, received by the Escrow Agent in respect thereof.

(b) Dividends. Ordinary cash dividends, if any, payable in respect of the Escrow Shares will be paid by Acquiror directly to NFP and not to the Escrow Agent. Escrow Agent shall have no tax reporting responsibility relating to the cash dividends paid to shareholders.

(c) Investments. The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent joint written instruction signed by Acquiror and NFP . Any investment earnings and income on the Escrow Property shall not become part of the Escrow Property and shall be disbursed to NFP. The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(d) Fractional Shares. No fractional shares of Escrow Shares or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement.

(e) Disbursement of Escrow Shares. The Escrow Agent is not the stock transfer agent for the Escrow Shares. Accordingly, whenever a distribution of a number of shares is to be made, the Escrow Agent must requisition the appropriate number of shares from the Transfer Agent, delivering to it the appropriate stock certificate(s) and Stock Power. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Escrow Shares to the Person entitled to it when the Escrow Agent has delivered such certificates to the Transfer Agent with instructions to deliver a certificate representing the appropriate number of shares to the appropriate Person with a certificate representing the residual shares comprising the remaining Escrow Fund to be returned to the Escrow Agent. Following Escrow Agent’s delivery of such certificates to the Transfer Agent, any Person entitled to Escrow Shares shall consult directly with the Transfer Agent regarding any delay or problem with delivery of Escrow Shares to such Person.

(f) Stock Splits; Stock Dividends, etc. In the event of any stock split, stock dividend or other similar occurrence, Acquiror shall promptly deliver to Escrow Agent a revised version of Exhibit A setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of the Escrow Shares, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

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Section 1.3. Disbursements.

(a) Claims. At any time and from time to time during the period from the date of this Agreement through 5:00 p.m. Eastern time on the date that is the 18-month anniversary of the date of this Agreement (the “Escrow Period”), Acquiror may give to the Escrow Agent, with a copy to NFP, one or more written notices (each a “Claim Notice”) containing the information set forth below and stating that Acquiror is asserting against NFP a right of indemnity pursuant to the Merger Agreement (a “Claim”). Upon its receipt of a Claim Notice, the Escrow Agent shall promptly deliver a copy of the Claim Notice to NFP. For clarification, the Escrow Agent shall disregard any Claim Notice received by the Escrow Agent after 5:00 p.m. Eastern time on the last day of the Escrow Period (the “Expiration Time”). The Claim Notice shall specify (i) the nature and details of the Claim, including, without limitation, whether the Claim is based on a claim by a third party, (ii) the section or sections of the Merger Agreement pursuant to which the Claim is made, (iii) the amount of the Claim, (iv) the number of Escrow Shares with respect to which the Claim is made, and (v) that Acquiror has delivered or is delivering a copy of the Claim Notice to NFP. If a Claim is based on a claim by a third party, copies of any materials or communications from the third party shall be delivered with the Claim Notice.

(b)  Claimed Shares. Upon receipt of the Claim Notice, the Escrow Agent shall retain the number of Escrow Shares with respect to which the Claim was made in the Claim Notice (such Escrow Shares, with respect to each Claim Notice, the “Claimed Shares”), until the Escrow Agent is authorized to release and deliver such Escrow Shares in accordance with Section 1.3(d) below.

(c)  Objection. NFP shall have the right to object to a Claim Notice within forty-five (45) days after its receipt of the Claim Notice (the “Objection Period”), by written notice to Acquiror and the Escrow Agent (an “Objection Notice”). The Objection Notice shall specify (i) the reasons for the objection to the Claim, (ii) the number of Claimed Shares with respect to which the objection is submitted, and (iii) that NFP has delivered or is delivering a copy of the Objection Notice to Acquiror. Upon its receipt of an Objection Notice, the Escrow Agent shall promptly deliver a copy of the Objection Notice to Acquiror. An Objection Notice may dispute or all any part of the Claim and/or may object to the release to Acquiror of all of any portion of the Claimed Shares. If no Objection Notice is received by the Escrow Agent by 5:00 p.m. on the last day of the Objection Period, the Claim shall be deemed undisputed.

(d) Release and Disbursement from Escrow. The Escrow Agent shall release and deliver Escrow Shares in accordance with the following provisions:

(i) If the Escrow Agent does not receive any Claim Notice before expiration of the Escrow Period, the Escrow Agent shall deliver all Escrow Shares to NFP within five (5) business days after expiration of the Escrow Period.

(ii) If Acquirer delivers a Claim Notice, and the Escrow Agent does not receive an Objection Notice with respect to such Claim Notice, the Escrow Agent shall release and deliver the Claimed Shares to Acquiror within five (5) business days after expiration of the Objection Period.

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(iii) If Acquirer delivers a Claim Notice, and the Escrow Agent received an Objection Notice that objects to the release of a portion of the Claimed Shares, the Escrow Agent shall release and deliver the Claimed Shares as to which no objection was made to Acquiror within five (5) business days after expiration of the Objection Period, and shall continue to hold the remaining Claimed Shares in escrow in accordance with this Agreement.

(iv) In addition to the foregoing, the Escrow Agent shall be authorized to release and deliver Escrow Shares in accordance with joint written instruction executed by Acquiror and NFP, and in accordance with any order, judgment or decree from a court of competent jurisdiction directing the disposition of the Escrow Shares.

Section 1.4. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Acquiror, whether or not such income was disbursed during such calendar year.

(b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5. Termination. This Escrow Agreement shall terminate on August 5, 2016, at which time the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.3 and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
Authority of Escrow Agent and Limitation of Liability

Section 2.1. In acting hereunder, Escrow Agent shall have only such duties as are specified herein and no implied duties shall be read into this Agreement, and Escrow Agent shall not be liable for any act done, or omitted to be done, by it in the absence of its gross negligence or willful misconduct. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement

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Section 2.2. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

Section 2.3. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 2.4. Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in Escrow Agent's sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

Section 2.5. In the event Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of Escrow Agent. Escrow Agent may resign as Escrow Agent, and, upon its resignation, shall thereupon be discharged from any and all further duties and obligations under this Agreement by giving notice in writing of such resignation to Company, which notice shall specify a date upon which such resignation shall take effect. Upon the resignation of Escrow Agent, Acquiror and NFP shall jointly, within thirty (30) business days after receiving the foregoing notice from Escrow Agent, designate a substitute Escrow Agent (the "Substitute Escrow Agent"), which Substitute Escrow Agent shall, upon its designation and notice of such designation to Escrow Agent, succeed to all of the rights, duties and obligations of Escrow Agent hereunder. In the event Acquiror and NFP shall not have delivered to Escrow Agent a joint written designation of Substitute Escrow Agent within the aforementioned thirty (30) day period, together with the consent to such designation by the Substitute Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction to appoint a Substitute Escrow Agent, and the costs of obtaining such appointment shall be reimbursable from Acquiror and NFP and from the Escrow Account.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification. The Parties hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, reasonable attorney's fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be caused by an Indemnified Party's gross negligence or willful misconduct. Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the parties hereunder. The terms of this paragraph shall survive termination of this Agreement. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

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Section 3.2. Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3. Compensation. The Parties shall pay to Escrow Agent compensation for its services hereunder. In the event Escrow Agent renders any extraordinary services in connection with the Escrow account at the request of the parties, Escrow Agent shall be entitled to additional compensation therefore. Each Party shall be responsible for fifty percent (50%) of any compensation or additional compensation payable to Escrow Agent hereunder. Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of Company hereunder. The terms of this paragraph shall survive termination of this Agreement. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Agreement.

Section 3.4. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.5. Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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ARTICLE 4
MISCELLANEOUS

Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld); provided, however, that no such consent shall be required for an assignment by NFP to its members.

Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3. Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Novalere Holdings, LLC:

151 Tremont Street, Penthouse

Boston, MA 02111

If to Acquiror:

9171 Towne Centre Drive

San Diego, CA 92122

Attention: Bassam Damaj, CEO

Telephone: 858-964-5123

Facsimile: 858-249-7879

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If to the Escrow Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Aaron Soper

Telephone: (612) 217-5639

Facsimile: (612) 217-5651

Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except for its conflicts of law provisions.

Section 4.5. Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7. Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

INNOVUS PHARMACEUTICALS, INC.

By: /s/ Bassam Damaj

Name: Bassam Damaj

Title: President and CEO

NOVALERE HOLDINGS, LLC

By: /s/ Valerie Friedman

Name: Valerie Friedman

Title: Manager

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By: /s/ Andrew Wassing

Name: Andrew Wassing

Its: Vice President

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